EXHIBIT 12.1
                                 CVS Corporation
                Computation of Ratio of Earnings to Fixed Charges


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                                                           Years Ended December 31,                  Three Months Ended
                                            -----------------------------------------------------------------------------
                                                                                                    March 28,  March 27,
Dollars in millions                           1994       1995        1996       1997       1998       1998       1999
-------------------                           ----       ----        ----       ----       ----       ----       ----

Earnings:
  Earnings from continuing operations
   before income taxes and
   extraordinary item(1)                     $ 330.3    $ 157.8    $ 643.4     $ 217.3    $ 711.3    $ 227.7    $ 278.9
  Interest portion of net rental               105.3      118.2      132.7       153.4      168.5       42.0       47.3
expense(2)
  Interest expense, including
   amortization of debt                         91.3      116.9       84.7        59.1       69.7       13.0       16.1
                                             -------    -------    -------     -------    -------    -------    -------
   Adjusted earnings                         $ 526.9    $ 392.9    $ 860.8     $ 429.8    $ 949.5    $ 282.7    $ 342.3
                                            ========   ========   ========    ========    =======    =======    =======

Fixed Charges:(3)
  Interest portion of net rental             $ 105.3    $ 118.2    $ 132.7     $ 153.4    $ 168.5    $  42.0    $  47.3
expense(2)
  Interest expense, including
   amortization of debt                         91.3      116.9       84.7        59.1       69.7       13.0       16.1
  Interest capitalized                           0.2        0.2        0.1         0.2        0.3        0.1        0.1
                                             -------    -------    -------     -------    -------    -------    -------
   Total fixed charges                      $  196.8   $  235.3   $  217.5    $  212.7    $ 238.5    $  55.1    $  63.5
                                            ========   ========   ========    ========    =======    =======    =======
Ratio of earnings to fixed charges              2.68       1.67       3.96        2.02       3.98       5.13       5.39
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(1)  Earnings from continuing operations before income taxes and extraordinary item includes the pre-tax effect of the following non-recurring charges:
     (i) in 1998, $158.3 million ($107.8 million after-tax) related to the merger of CVS and Arbor and $10.0 million ($5.9 million after-tax) related to the markdown of non-compatible Arbor merchandise, (ii) in 1997, $411.7 million ($273.7 million after-tax) related to the merger of CVS and Revco,
     $75.0 million ($49.9 million after-tax) related to the markdown of non-compatible Revco merchandise and $31.0 million ($19.1 million after-tax) related to the restructuring of Big B, Inc., (iii) in 1996,
     $12.8 million ($6.5 million after-tax) related to the write-off of costs incurred in connection with the failed merger of Rite Aid Corporation and
     Revco and a $121.4 million ($72.1 million after-tax) gain realized upon the sale of certain equity securities received from the sale of Marshalls and
     (iv) in 1995, $165.5 million ($97.7 million after-tax) related to the
     Company's strategic restructuring program and the early adoption of SFAS
     No. 121, and $49.5 million ($29.1 million after-tax) related to the Company changing its policy from capitalizing internally developed software costs to expensing the costs as incurred, outsourcing certain technology functions and retaining certain employees until their respective job functions were transitioned.

(2) The interest portion of the net rental expense is estimated to be equal to one-third of the net rental expense.

(3) The Company formed an Employee Stock Ownership Plan effective January 1, 1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The Company has guaranteed the loan to the ESOP Trust. Dividends on preference stock totaled: $5.0 for the three months ended March 27, 1999 and $5.1 for three months ended March 28, 1998 and $20.5 in 1998, $20.8 million in 1997, $21.8 million in 1996, $24.3 million in 1995, $24.9 million in 1994 and $25.3 million in 1993. These amounts are not reflected in the calculation above.